EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Mitchell Dann, Chairman and Interim CEO
(763) 475-1400

UROLOGIX ANNOUNCES APPOINTMENT

OF PRINCIPAL FINANCIAL OFFICER

MINNEAPOLIS – April 16, 2008 – Urologix®, Inc. (NASDAQ: ULGX), announced today that its Board of Directors has appointed Rebecca J. Weber as the Company’s Controller and Director of Finance. Ms. Weber will serve as the Company’s principal financial officer and principal accounting officer. Ms. Elissa J. Lindsoe ceased serving as the Company’s Chief Financial Officer concurrently with Ms. Weber’s appointment. Ms. Lindsoe resigned as the Company’s Chief Financial Officer to focus on personal matters.

“We thank Elissa for her contributions to Urologix and wish her well in her future endeavors. We also welcome Becky into her new role with Urologix and believe that her previous experience as our Manager – Reporting and Controls and as our Financial Analyst will provide continuity in financial reporting and a valuable understanding of Urologix’ business,” stated Mitchell Dann, Chairman and Interim CEO.

From May 2006 until her appointment as Controller and Director of Finance, Ms. Weber served as the Company’s Manager – Reporting and Controls. From March 2005 to May 2006, served as the Company’s Financial Analyst. From December 2002 until March 2005, Ms. Weber was employed by Deluxe Corp., as its Financial Analysis Manager from April 2004 to March 2005 and as its Senior Financial Analyst from

December 2002 to April 2004. Ms. Weber also worked for KPMG LLP from September 1997 to December 2002, with increasing levels of responsibility and last serving as an Audit Manager. Ms. Weber graduated from the University of Wisconsin-Madison with a B.S. in Business Administration, emphasis in Accounting.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™—targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.